UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2010

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montréal, Québec, Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02.	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On October 13, 2010, AbitibiBowater Inc. (the “Company”) delivered a termination notice in respect of, and pursuant to, the Backstop Commitment Agreement (the “Agreement”) dated May 24, 2010, as amended as of July 20, 2010, among the Company, on the one hand, and Fairfax Financial Holdings Ltd. (“Fairfax”), Avenue Capital Management II, L.P., Paulson Credit Opportunities Master Ltd., Barclays Bank plc, Steelhead Navigator Master, L.P., J.P. Morgan Securities Inc. and Whitebox Advisors, LLC on the other, each of whom we refer to as a “backstop investor”. The Agreement was entered into in connection with the creditor protection proceedings of the Company and certain of its subsidiaries. We refer to the Debtors’ Second Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code and the CCAA Plan of Reorganization and Compromise together as the “plans of reorganization” and to the Company’s and its affiliates’ creditor protection proceedings under chapter 11 of the U.S. Bankruptcy Code and the Companies’ Creditors Arrangement Act (Canada), as applicable, as the “creditor protection proceedings”.

Subject to certain conditions precedent set forth in the Agreement, each backstop investor had committed to purchase its pro rata share of convertible unsecured subordinated notes not subscribed for in the rights offering contemplated in the plans of reorganization as part of the Company’s exit financing. On September 21, 2010, the Company reported that it had filed a notice with the U.S. Bankruptcy Court stating that it had elected not to pursue the rights offering. As a result of the termination, the Company is required under the Agreement to pay to the backstop investors a termination payment of $15 million on the effective date of the plans of reorganization.

The previously disclosed plan support agreements among the Company and each backstop investor, as contemplated by the Agreement, remain in full force and effect notwithstanding the termination of the Agreement.

Fairfax is the parent company of certain lenders under the Senior Secured Superpriority Debtor in Possession Credit Agreement, dated as of April 21, 2009, as amended, by and among the Company, Bowater Incorporated, Bowater Canadian Forest Products Inc., as debtors, debtors in possession and borrowers and Law Debenture Trust Company of New York, as administrative agent and collateral agent, and the lenders party thereto. Along with certain of its subsidiaries, Fairfax also holds the 8.0% convertible notes due 2013, which are convertible into approximately 37 million shares of the Company. Fairfax and its affiliates appointed two directors to the Company’s board of directors pursuant to the related note purchase agreement, including Paul C. Rivett, vice president and chief legal officer of Fairfax.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.

Date: October 19, 2010	By:	/s/ William G. Harvey
	Name:	William G. Harvey
	Title:	Executive Vice President and Chief Financial Officer